UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2017

TEAM, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08604	74-1765729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 331-6154

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 31, 2017, Team, Inc. (“we,” “us,” “our” or the “Company”) completed a private unregistered offering (the “Notes Offering”) of $230 million aggregate principal amount of 5.00% Convertible Senior Notes due 2023 (the “Notes”).

The Purchase Agreement

On July 25, 2017, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $200 million aggregate principal amount of Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company also granted the Initial Purchasers a 30-day option to purchase an additional $30 million aggregate principal amount of Notes, which the Initial Purchasers exercised in full on July 26, 2017.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

The Notes and the Indenture

The Notes were issued pursuant to an Indenture, dated July 31, 2017 (the “Indenture”), between the Company and Branch Banking and Trust Company, as trustee, establishing the terms and providing for the issuance of the Notes. The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the Notes become automatically due and payable.

The net proceeds from the Notes Offering to the Company were approximately $222.6 million, after deducting discounts, commissions and estimated offering expenses. The Company used $160.0 million of the net proceeds to repay in full all amounts outstanding borrowings under the term loan portion of its banking credit facility (the “Credit Facility”), and $62.6 million of the net proceeds to repay a portion of the outstanding borrowings under the revolving portion of the Credit Facility, which may be subsequently reborrowed for general corporate purposes.

The Notes will be the Company’s general unsecured obligations, and will bear interest at a rate of 5.00% per year until maturity. Interest will be payable in cash on February 1 and August 1 of each year, beginning February 1, 2018. The Notes will mature on August 1, 2023, unless earlier converted, redeemed or repurchased in accordance with their terms prior to such date. The initial conversion rate is 46.0829 shares of common stock of the Company, $0.30 par value per share (“Common Stock”) per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $21.70 per share of Common Stock, and representing an initial conversion premium of 40% to the last reported sale price of $15.50 per share of Common Stock on the New York Stock Exchange on July 25, 2017). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described in the Indenture.

Holders may convert their Notes at their option prior to the close of business on the business day immediately preceding May 1, 2023, but only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on December 31, 2017 (and only during such calendar quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•	during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on such trading day;

•	if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; or;

•	upon the occurrence of specified corporate events described in the Indenture.

On or after May 1, 2023 until the close of business on the business day immediately preceding the maturity date, holders may, at their option, convert their Notes at any time, regardless of the foregoing circumstances.

Upon conversion of a Note, the Company will pay or deliver, as the case may be, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election, except that the Company’s right to settle its conversion obligation in shares of Common Stock will be limited prior to obtaining stockholder approval of the issuance (as described below). If the Company satisfies its conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of Common Stock, the amount of cash and shares of Common Stock, if any, due upon conversion will be based on a daily conversion value (as described in the Indenture) calculated on a proportionate basis for each trading day in a 40-day trading day observation period. The Company’s payment or delivery, as the case may be, to the holder of a Note of the amount of cash, shares of Common Stock or a combination of cash and shares of Common Stock into which such Note is convertible will be deemed to satisfy in full the Company’s obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but excluding, the conversion date.

Because the Notes could be convertible in full into more than 19.99 percent of the Company’ s outstanding Common Stock, the Company is required by the listing rules of the New York Stock Exchange to obtain the approval of the holders of its outstanding shares of Common Stock before the Notes may be converted into more than approximately 5,964,858 shares of Common Stock. The Notes (inclusive of the $30 million additional aggregate principal amount of Notes exercised pursuant to the 30-day option described above) are initially convertible into 10,599,067 shares of Common Stock.

If holders elect to convert the Notes in connection with certain fundamental change transactions described in the Indenture, the Company will, under certain circumstances described in the Indenture, increase the conversion rate for the Notes so surrendered for conversion.

The Company may not redeem the Notes prior to August 5, 2021. The Company, at its option, may redeem for cash all or any portion of the Notes on or after August 5, 2021, if the last reported sale price of the Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If the Company undergoes a fundamental change at any time, subject to certain conditions, holders will have the right, at their option, to require the Company to repurchase for cash all or part of their Notes in principal amounts of $1,000 or an integral multiple thereof at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding the fundamental change repurchase date, subject to the terms of the Indenture.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

Credit Agreement Amendment

Reference is made to the disclosure provided in response to Item 2.03 of this Current Report on Form 8-K regarding the Sixth Amendment (as defined in such Item 2.03) , which disclosure is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On July 31, 2017, the Company delivered written notice to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc. and SunTrust Robinson Humphrey, Inc. (collectively, the “Agents”) that is was terminating its ATM Equity OfferingSM Sales Agreement, dated November 28, 2016 (the “Sales Agreement”), pursuant to Section 9(a) thereof. The Sales Agreement is terminable by the Company or the Agents for any reason at any time without penalty upon three days’ written notice to the other party. Under the Sales Agreement, the Company was entitled to issue and sell, from time to time, through or to the Agents, shares of its Common Stock, having an aggregate offering price of up to $150 million in an “at-the-market” offering program (the “ATM Program”). From November 28, 2016, when the ATM Program was announced, until December 2016, approximately 168,000 shares of Common Stock were sold under the ATM Program, generating approximately $6 million in proceeds. No shares of Common Stock were sold under the ATM Program during 2017.

The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which was filed as Exhibit 1.1 to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on November 28, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Credit Agreement Amendment

On July 31, 2017, the Company entered into that certain Sixth Amendment to Credit Agreement dated as of July 21, 2017 (but effective as of June 30, 2017) with Bank of America, N.A., as administrative agent, and the lenders party thereto (the “Sixth Amendment”) The Sixth Amendment amends certain portions of the Credit Facility (a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2015), which was amended by that certain First Amendment to Credit Agreement dated December 2, 2015, that certain Second Amendment and Commitment Increase to Credit Agreement dated February 29, 2016, that certain Third Amendment to Credit Agreement dated August 17, 2016, that certain Fourth Amendment and Limited Waiver to Credit Agreement dated December 19, 2016, and that certain Fifth Amendment to Credit Agreement, dated May 5, 2017 (as amended, the “Credit Agreement”). The Sixth Amendment, among other things, changes the maximum total leverage ratio covenant through the remainder of 2017, reduces the aggregate revolving commitment to $300 million, subject to a borrowing availability test (based on eligible accounts, inventory and fixed assets) and further amends the financial covenants under the Credit Facility.

The financial covenants, as amended, require the Company, effective as of June 30, 2017, to maintain a maximum ratio of consolidated funded debt to consolidated EBITDA (as defined the Credit Agreement) (the “Maximum Total Leverage Ratio”) and a maximum ratio of senior secured debt to consolidated EBITDA (the “Maximum Senior Secured Leverage Ratio”) as set forth in the tables below:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
June 30, 2017, September 30, 2017 and December 31, 2017	N/A
March 31, 2018	4.50 to 1.00
June 30, 2018	4.25 to 1.00
September 30, 2018 and each Fiscal Quarter thereafter	4.00 to 1.00

Fiscal Quarter Ending	Maximum Senior Secured Leverage Ratio
September 30, 2017	4.75 to 1.00
December 31, 2017	4.25 to 1.00
March 31, 2018	3.75 to 1.00
June 30, 2018	3.25 to 1.00
September 30, 2018 and each Fiscal Quarter thereafter	3.00 to 1.00

Additionally, effective June 30, 2017, and as of the end of each fiscal quarter thereafter, the Company must maintain an interest coverage ratio of not less than 3.00 to 1.00. The Sixth Amendment eliminates the Maximum Total Leverage Ratio covenant until the quarter ended March 31, 2018.

The Sixth Amendment provides for payment of an amendment consent fee to those lenders executing the Sixth Amendment.

The foregoing summary of the Sixth Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Sixth Amendment, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

The Notes and the Indenture

Reference is made to the disclosure provided in response to Item 1.01 of this Current Report on Form 8-K, with respect to the issuance by the Company of the Notes to the Initial Purchasers, which disclosure is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

Reference is made to the disclosure provided in response to Item 1.01 of this Current Report on Form 8-K, with respect to the issuance by the Company of the Notes to the Initial Purchasers, which disclosure is incorporated herein by reference.

On July 31, 2017, the Company issued $230 million principal amount of the Notes, pursuant to the Indenture. The Initial Purchaser of the Notes received an aggregate commission of approximately $6.9 million.

Based on the initial conversion rate of the Notes of 46.0829 shares of Common Stock per $1,000 principal amount of the Notes, the maximum number of shares of common stock issuable upon conversion of the Notes is 10,599,067 shares of Common Stock. Because conversion in full of the Notes would result in the issue by the Company of more than 19.99% of its outstanding shares of Common

Stock, the Company is required by the listing rules of the New York Stock Exchange to obtain the approval of the holders of its outstanding shares of Common Stock before the Notes may be converted into more than approximately 5,964,858 million shares of Common Stock.

Item 8.01	Other Events.

Risk Factors Supplement

As part of the filing of this Current Report on Form 8-K, the Company intends to revise and supplement its risk factors, including those contained in its periodic reports filed with the Securities and Exchange Commission pursuant to the Exchange Act, including those under the heading, “Part I, Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 16, 2017 (the “2016 Form 10-K”) and those included under the heading “Risk Factors Supplement” in Item 8.01 of a Current Report on Form 8-K of the Company filed on July 24, 2017 (the “July 24, 2017 Form 8-K”). The risk factors below should be considered together with the other risk factors described in the 2016 Form 10-K and the July 24, 2017 Form 8-K. Capitalized terms not otherwise defined in this Item 8.01 have the meanings ascribed to them in the 2016 Form 10-K and the July 24, 2017 Form 8-K.

The accounting method for convertible debt securities that may be, or may be required to be, settled in cash, such as the Notes, may have a material effect on our reported financial results.

Under Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the Notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the Notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the Notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the Notes to their face amount over the term of the Notes. We will report lower net income (or greater net loss) in our financial results because ASC 470-20 requires interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the market price of our common stock and the trading price of the Notes.

Also, because the Notes could be convertible in full into more than 19.99% of our outstanding common stock, we have agreed to seek the approval of the holders of our outstanding shares of common stock at our next annual shareholders’ meeting for the issuance of more than 20% of our outstanding common stock upon conversion of the Notes. Unless and until the Company receives shareholder approval, holders may only surrender their Notes for conversion for cash or a combination of cash and common stock upon the satisfaction of certain conditions. Accordingly, these circumstances could require us to cash-settle a portion of the convertible feature of the Notes. Because of this cash settlement requirement, until such time that we receive stockholder approval, if at all, we may be required to record an embedded derivative liability for the conversion feature for all or a portion of the Notes pursuant to Accounting Standards Codification 815, Derivatives and Hedging, with changes in fair value of the embedded derivative liability reflected in our results of operations. The valuation of such derivative liability would be based on various inputs, including the price of our common stock. Changes in our stock price or changes to the inputs used to value the derivative liability could materially and adversely affect our financial results, including our net income (loss) as well as increase the volatility of our financial results from period to period.

In addition, convertible debt instruments (such as the Notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method if we have the ability and intent to settle in cash, the effect of which is that the shares issuable upon conversion of the Notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the Notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that we will be able to demonstrate the ability or intent to settle the Notes in cash in any future reporting period or that future accounting standards will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares of common stock issuable upon conversion of the Notes, then we would utilize the if-converted method, which would require us to assume the Notes would be settled entirely in shares of common stock for purposes of calculating diluted earnings per share. In such case, our diluted earnings per share would be adversely affected.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit number	Description

4.1	Indenture, dated July 31, 2017, between Team, Inc. and Branch Banking and Trust Company, as trustee, relating to the Company’s 5.00% Convertible Senior Notes Due 2023

10.1	Purchase Agreement, dated July 25, 2017, between Team, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named in Schedule 1 thereto, relating to the Company’s 5.00% Convertible Senior Notes Due 2023

10.2	Sixth Amendment to Credit Agreement, dated as of July 21, 2017 (but effective as of June 30, 2017), among Team, Inc., certain Team, Inc. Subsidiary Guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and other Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM, Inc.

By:	/s/ Greg L. Boane
Greg L. Boane
Executive Vice President and Chief Financial Officer

Dated: July 31, 2017

EXHIBIT INDEX

Exhibit number	Description

4.1	Indenture, dated July 31, 2017, between Team, Inc. and Branch Banking and Trust Company, as trustee, relating to the Company’s 5.00% Convertible Senior Notes Due 2023

10.1	Purchase Agreement, dated July 25, 2017, between Team, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named in Schedule 1 thereto, relating to the Company’s 5.00% Convertible Senior Notes Due 2023

10.2	Sixth Amendment to Credit Agreement, dated as of July 21, 2017 (but effective as of June 30, 2017), among Team, Inc., certain Team, Inc. Subsidiary Guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and other Lenders party thereto.